[GREIT, Inc. logo]

Scott D. Peters, Chief Executive Officer and President G REIT, Inc. 1551 N. Tustin Ave., Suite 200 Santa Ana, CA 92705 714-667-8252 www.1031NNN.com	Media Contact: Jill Swartz 714-667-8252 ext. 251 jswartz@1031nnn.com

G REIT, INC. ANNOUNCES THE SALE OF
TWO CORPORATE PLAZA IN HOUSTON, TEXAS

Santa Ana, California, January 12, 2007 – Scott D. Peters, Chief Executive Officer and President of G REIT, Inc., announced the sale of Two Corporate Plaza today, pursuant to G REIT’s stockholder approved liquidation plan. The disposition closed on January 11, 2007.

Two Corporate Plaza, located in Houston, Texas, was sold for $18,000,000 to Metro Properties, LLC. Alan Pekarcik and Dan Vittone of Voit Commercial Brokerage represented both G REIT and Metro Properties in the transaction. Two Corporate Plaza was originally purchased in November 2002 for $13,580,000. After payment of a related mortgage loan, closing costs and other transaction expenses, and the return of lender required reserves, G REIT’s net cash proceeds were approximately $7,127,000 from the sale.

Two Corporate Plaza is an eight-story, multi-tenant Class A office building with a one-story, attached multi-tenant retail center located in the Clear Lake area of Houston. Constructed in 1989, Two Corporate Plaza contains approximately 161,000 square feet and is 89% occupied by tenants including Lockheed Martin, the United States Federal Aviation Administration (FAA), and AKZO Nobel Catalysts, LLC.

In 2005 G REIT sold two properties and in 2006, pursuant to the plan of liquidation, G REIT has sold eleven more properties. Additionally, 14 properties are listed for sale, one of which is currently under contract for sale. In G REIT’s September 30, 2006 Form 10-Q quarterly report, management estimated a cumulative net liquidation value of approximately $10.90 per share of common stock. A detailed description of the plan of liquidation is available in G REIT’s definitive proxy statement filed with the Securities and Exchange Commission on January 13, 2006.

Triple Net Properties, LLC, the advisor to G REIT, Inc., is a wholly-owned subsidiary of NNN Realty Advisors, Inc., a nationwide commercial real estate asset management and services firm. Triple Net Properties, LLC and affiliates manage a growing portfolio of nearly 32 million square feet of real estate, including more than 6,600 apartment units, with a combined market value of approximately $4.28 billion. Triple Net Properties, LLC and affiliates are currently buying and selling properties throughout the United States, offering a full range of commercial real estate investments, including Tenant-in-Common (TIC) programs for investors structuring tax-deferred (like-kind) exchanges under Section 1031 of the Internal Revenue Code, Real Estate Investment Trusts (REITs), value added property funds, and institutional investments.

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